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Exhibit 10.32


                               FIRST AMENDMENT OF
               DATEK ONLINE HOLDINGS CORP. 1998 STOCK OPTION PLAN

     WHEREAS, Ameritrade Holding Corporation maintains the Datek Online Holdings Corp. 1998 Stock Option Plan (the "Plan"); and

     WHEREAS, amendment of the Plan is now considered desirable;

     NOW, THEREFORE, the Plan is hereby amended, effective as of September 25, 2004, in the following particulars:

     1. By changing the name of the Plan from "DATEK ONLINE HOLDINGS CORP. 1998 STOCK OPTION PLAN" to "AMERITRADE HOLDING CORPORATION 1998 STOCK OPTION PLAN".

     2. By substituting the following for Section 1 of the Plan:

"1. PURPOSE AND GENERAL INFORMATION.

         Pursuant to an agreement and plan of merger (the `Merger Agreement'), Datek Online Holdings Corp. (`Datek') became a subsidiary of a newly formed corporation, Ameritrade Holding Corporation (`Ameritrade' or the `Company') effective as of September 9, 2002 (the `Restatement Date') and as of the Restatement Date, Ameritrade assumed the Plan and all outstanding obligations hereunder. The Plan was amended and restated effective as of September 9, 2002. Effective as of September 25, 2004, the name of the Plan was changed to the Ameritrade Holding Corporation 1998 Stock Option Plan (the `Plan').

         A.       The purposes of the Plan are:

         o to induce certain employees, directors and consultants to remain in the employ or service of Ameritrade and its present and future subsidiary corporations (each a `Subsidiary'). The terms in quotes are defined in Section 424(f) of the Internal Revenue Code of 1986, as amended (the `Code').

         o to attract new individuals to accept employment or service with Ameritrade and Subsidiaries and to encourage them to own Ameritrade stock.

         B. The Company believes that the granting of stock options (the `Options') under the Plan will benefit the Company in several ways. Options will help to retain management. Options create incentives for good performance on the job. Employees with Options should be more interested in the Company's doing well, which in turn should increase the value of their Options.




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         C.       Two kinds of Options can be granted under the Plan. One kind is called an `incentive stock option' (another term that is defined in the Code, specifically Section 422(b) of the Code). The other kind is called a `non-qualified stock option.' Which kind of Option is being granted is decided by the Committee (the `Committee') referred to in Section 4 below at the time the Option is granted. The Committee can grant one, the other, or both kinds of Options to any person eligible to have Options under the Plan."